Exhibit 10.19

FIRST AMENDMENT TO OFFICE LEASE

THIS FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into between LUI DENVER BROADWAY, LLC, a Delaware limited liability company (“Landlord”), and GLOBAL TECHNOLOGY RESOURCES, INC., a Colorado corporation (“Tenant”), with reference to the following:

A. Landlord and Tenant entered into that certain Office Lease dated August 13, 2007 (the “Lease”) currently covering approximately 18,540 square feet of Rentable Area on the 4th floor (the “Premises”) of the building Located at 990 South Broadway, Denver, Colorado (the “Building”).

B. Landlord and Tenant now desire to amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. First Expansion Space. Landlord leases to Tenant and Tenant leases from Landlord approximately 1,650 square feet of additional Rentable Square Feet (the “First Expansion Space”) located on the 4th floor of the Building. The term “Premises” as used in the Lease means and includes approximately 20,190 Rentable Square Feet, being the sum of the Rentable Square Feet of the current Premises (18,540 Rentable Square Feet) and the First Expansion Space (1,650 Rentable Square Feet) as depicted on Exhibit A attached hereto. The lease of the First Expansion Space is subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment. The expansion described in this Amendment shall not constitute an exercise of Tenant’s preferential right set forth in Rider 2 to the Lease which shall remain in full force and effect. Tenant acknowledges that it has no further expansion rights or options, or other preferential rights under the Lease, except as set forth in the preceding sentence.

2. Base Rent. Commencing on Commencement Date (defined in Section 3.A. of the Lease) and continuing through the Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Premises (including the First Expansion Space) the amounts set forth in the following rent schedule, plus any applicable tax thereon:

TOTAL PREMISES

	Period		Annual Rate Per Square Foot	Monthly Base Rent

CD	to	Month 6	$0.00	$0.00	*
Month 7	to	Month 12	$14.50	$24,396.25
Month 13	to	Month 24	$14.94	$25,136.55
Month 25	to	Month 36	$15.38	$25,876.85
Month 37	to	Month 48	$15.84	$26,650.80
Month 49	to	Month 60	$16.32	$27,458.40
Month 61	to	ED	$16.81	$28,282.83

CD = Commencement Date

ED = Expiration Date

*	Subject to Section 4.H. of the Lease

3. Operating Expenses. Commencing on the Commencement Date, Tenant’s Pro Rata Share of Operating Expenses payable under Section 4 of the Lease shall be increased to take the First Expansion Space into consideration.

4. Condition of First Expansion Space. Tenant accepts the First Expansion Space in its “as-is” condition. However, any necessary construction of leasehold improvements shall be accomplished and the cost of such construction shall be paid in accordance with the “Work Letter” between Landlord and Tenant attached to the Lease as Exhibit “D”. Except as expressly provided in the Work Letter, Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the First Expansion Space or the Premises. BY TAKING POSSESSION OF THE FIRST EXPANSION SPACE, TENANT WAIVES (i) ANY CLAIMS DUE TO DEFECTS IN THE FIRST EXPANSION SPACE EXCEPT LATENT DEFECTS IN THE LANDLORD WORK (AS DEFINED IN THE WORK LETTER) OF WHICH TENANT NOTIFIES LANDLORD WITHIN 30 DAYS AFTER THE COMMENCEMENT DATE; AND (ii) ALL EXPRESS AND IMPLIED WARRANTIES OF SUITABILITY, HABITABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. Tenant waives the right to terminate the Lease due to the condition of the First Expansion Space.

5. Space Plan. The space plan attached to the Lease as Schedule 1 to Exhibit D is hereby deleted and replaced with the space plan attached hereto as Exhibit B. The space plan attached hereto provides for the installation of a pre-action sprinkler system in the server room portion of the Premises.

6. Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee(s). If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.

7. No Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.

8. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on October 3, 2007, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

9. Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

LANDLORD AND TENANT enter into this Amendment on October 4th, 2007.

LANDLORD:

LUI DENVER BROADWAY, LLC, a Delaware limited liability company

By:
Joanne M. Johnson, Vice President

TENANT:

GLOBAL TECHNOLOGY RESOURCES, INC., a Colorado corporation

By:
	Name:	Glenn Smith
	Title:	VP Operations